UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 22, 2009

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 858-3750

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

TABLE OF CONTENTS

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Item 9.01	Exhibits

SIGNATURES

EXHIBIT INDEX

EX. 99.1:	Press release entitled “Altairnano Receives Notice of Bid Price Deficiency”

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 22, 2009, Altair Nanotechnologies Inc. (the "Company") received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the bid price of the Company’s common stock for the last thirty consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Marketplace Rule 5550(a)(2). This notification has no effect on the listing of our common stock at this time.

Nasdaq stated in its letter that, in accordance with Marketplace Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until June 21, 2010, to regain compliance with the minimum bid requirement. The letter also states that if at any time before June 21, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide written notification that the Company has achieved compliance with the minimum bid requirement. At the close of the grace period, if the Company has not regained compliance, it may be eligible for an additional grace period of 180 days, if it meets the initial listing standards, with the exception of bid price, for the NASDAQ Capital Market. If it is not eligible for an additional grace period, the Company will receive notification that its securities are subject to delisting, and it may then appeal the delisting determination to a Hearings Panel.

The Company intends to maintain the listing of our common stock on Nasdaq.  The Company will initially monitor the bid price of its common stock and will consider available options if the common stock does not trade at a level likely to result in compliance with Nasdaq’s minimum bid price requirement by June 21, 2010.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press release entitled “Altairnano Receives Notice of Bid Price Deficiency”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: December 24, 2009	By:	/s/ /John Fallini
John Fallini, Chief Financial Officer